Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is by and between FOXO BioScience LLC, a Delaware limited liability company (the “Company”), and Jon Sabes (“Employee”), and entered into effective as of April 22, 2020 (the “Effective Date”).

INTRODUCTION

The Company is a life science technology company committed to commercializing epigenetic and related science and technology (the “Business”). Employee desires to serve the Company in such role and provide the Company with such covenants. Accordingly, the parties wish to enter into this Agreement setting forth their respective rights and obligations.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Certain Definitions.

1.1 “Board” means the Board of Directors of FOXO BioScience LLC.

1.2 “Cause” means any one or more of the following: (a) the commission by Employee of an act relating to Employee’s duties constituting a felony under the laws of the United States or any state or political subdivision thereof or any other jurisdiction; (b) the commission by Employee of an act constituting a breach of fiduciary duty, willful misconduct, or gross negligence;

(c) the commission by Employee of an act of fraud, dishonesty or misrepresentation related to Employee’s duties that is detrimental to the Business; or (d) a material breach by Employee of his obligations under this Agreement.

1.3 “Code” means the Internal Revenue Code of 1986, as amended, including and succeeding provisions of law and any regulations promulgated by the United States Treasury Department thereunder.

1.4 “Company” means FOXO BioScience LLC, a Delaware limited liability company, and all of its subsidiaries and affiliates.

1.5 “Employment Period” means the employment term as defined under Section 7 this Agreement.

1.6 “Good Reason” means a resignation by Employee of his employment hereunder upon the occurrence of a material breach by the Company of any of its obligations contained in this Agreement that to the extent an act or omission giving rise to cause to the material breach is not reasonably susceptible to cure, the Company shall be given a reasonable opportunity, not to exceed thirty (30) days, after written notice by the Employee to the Company to cure such act or omission.

2. Employment and Duties.

2.1 The Company agrees to continue to employ Employee for the Employment Period, and Employee agrees to remain in the employ of the Company for the Employment Period. The term of this Agreement shall continue as described in, and until such time as the employment of Employee is terminated pursuant to, Section 7 below.

2.2 The Company is employing Employee hereunder as for the position described in Exhibit A and is expected to perform and fulfill job functions commonly associated with such positions on behalf of the Company. In this regard, Employee agrees to perform such duties and responsibilities, in good faith and for the benefit of the Company, as are prescribed for him under this Agreement, the Company’s corporate bylaws, and as otherwise directed by the Board. The Employee shall report to the Board, and the compensation shall be determined by the Compensation Committee of the Board.

2.3 Employee shall reasonably allocate his business time, attention, energies and skills to the Company and the Business; provided, however, that Employee shall nonetheless be permitted to engage in other business activities as well as participate in social, civic or professional associations or engage in passive outside investment activities which may require a limited portion of time and effort to manage (consistent at all times with Company’s policies and procedures), so long as such activities do not materially interfere with the performance of Employee’s duties nor compete, in any way, with the products or services offered by or through Company.

2.4 Employee will be permitted to locate and work at a location of Employee’s sole discretion.

3. Compensation, Expenses, Benefits. For services rendered by Employee during the Employment Period, the Company shall provide the Employee with the elements of compensation as set forth in Exhibit A.

3.1 Simultaneous to the execution of this Agreement, shall be execution and delivery of a Profits Interest Agreement in the form attached hereto as Exhibit B (such incentive, the “Profits Interest”), the purpose and intent of which is to enable Employee to participate in the economic growth of value of the Business during the Initial Term of this Agreement.

3.2 Employee shall be entitled during the Employment Period to participate in all current human resource benefit programs made available from time to time to other management-level employees of Company and its subsidiaries.

3.3 Employee and Employee’s qualified family members, as the case may be, shall be eligible to participate in, and shall receive all benefits under, the human resource benefit programs made available from time to time to other management-level employees of the Company and its subsidiaries.

3.4 As it relates to travel and vacation, consistent with prior practice Employee may operate on the basis of freedom to operate with no limits placed on vacation or travel relative to the execution of the role and responsibilities as Chief Executive Officer; provided, however, that Employee shall be accountable to the Board and Company’s employees in the performance as Chief Executive Officer.

3.5 Employee shall be entitled to receive reimbursement for all reasonable expenses incurred by Employee in connection with carrying out the position of Chief Executive Officer on behalf of the Company and its affiliates which shall reimbursement for private travel including the family members of a Employee for both business and personal use, or social club memberships.

3.6 Employee shall be entitled to participate in all employee benefit plans and programs made available by the Company.

3.7 Employee shall be entitled to Company office space and access to needed technology systems and telephony services necessary for any family office or related business of Employee.

3.8 All compensation payments to Employee are guaranteed by the Company.

4. Inventions.

4.1 Employee agrees that any Invention, as defined below, shall be the sole and exclusive property of the Company, and further agrees to: (a) promptly and fully inform the Company in writing of any such Inventions; (b) assign to the Company all of Employee’s rights in and to such Inventions, and to applications for patents and copyright registrations and to patents and copyright registrations granted upon such Inventions in the United States or in any foreign country; and (c) promptly acknowledge and deliver to the Company, without charge to the Company but at the Company’s expense, such written instruments and perform such other acts as may be necessary, in the reasonable opinion of the Company, to obtain and maintain patents and copyright registrations and to vest the entire rights, interest in and title thereto in the Company.

4.2 Employee and the Company understand that the provisions of this Agreement requiring assignment of Inventions to the Company will not apply to any particular Invention that meets each and all of the following criteria: (a) Employee develops entirely on his own time, completely outside of Employee’s normal working hours; (b) Employee develops related to the work that is disclosed and approved by the Board without using Company equipment, supplies, facilities or trade secret or Confidential Information, as defined below; or (c) does not result from any work performed by Employee for the Company. Any such Invention meeting all of the criteria set forth in clauses (a) through (c) above will be owned entirely by Employee, even if developed by Employee during the Employment Period or otherwise during the time period of his employment or association with the Company. Finally, Employee agrees and covenants that he will not individually file any patent applications relating to Inventions without first obtaining an express release from a duly authorized Company representative according to the limitations specified in (b) above.

4.3 For purposes of this Agreement, the term “Inventions” means all discoveries, improvements, inventions, ideas and works of authorship, whether patentable or copyrightable, conceived or made by Employee either solely or jointly with others, and relating to any consultation, work or services performed by Employee with, for on behalf of or in conjunction with the Company or based on or derived from Confidential Information.

5. Confidential Information.

5.1 Employee will hold all Confidential Information, as defined below, in the strictest confidence and never use, disclose or publish any Confidential Information in a manner that is detrimental to the Company. Employee agrees to maintain control over any Confidential Information obtained prior to or during the term of this Agreement, and restrict access thereto to the Company’s employees, agents or other associated parties who have a need to use such Confidential Information for its intended purpose.

5.2 Promptly upon the Company’s written request (but in any event within ten days), all records and any compositions, articles, devices and other items which disclose or embody Confidential Information in Employee’s possession, including all copies or specimens thereof, regardless of whether prepared or made by Employee or by others, will be destroyed by Employee and Employee will certify in writing to the Company that he has destroyed all Confidential Information and embodiments thereof as required under this Agreement.

5.3 For purposes of this Agreement, the term “Confidential Information” shall mean all information developed by Employee as a result of his work with, for, on behalf of, or in conjunction with, the Company and any information relating to the Company’s processes and services, including information relating to research, know-how, formulae, product or service ideas, inventions, trade secrets, patents, patent applications, systems, products, programs and techniques and any secret, proprietary or confidential information, knowledge or data of the Company, except such information that was developed by Employee prior to or separate from his employment by the Company. All information disclosed to Employee or to which Employee obtains access, whether originated by Employee or by others, and which is treated by the Company as “Confidential Information” or which Employee has a reasonable basis to believe is “Confidential Information,” will be presumed to be “Confidential Information” for purposes of this Agreement. Notwithstanding the foregoing, the term “Confidential Information” will not apply to information which (i) Employee can establish by documentation was known to Employee prior to its receipt by Employee from the Company, (ii) is lawfully disclosed to Employee by a third party not deriving such information from the Company, (iii) is presently in the public domain or becomes a part of the public domain through no fault of Employee, or (iv) is required to be disclosed pursuant to applicable law, rule, regulation, or court or administrative order; provided, however, that Employee shall take reasonable steps to obtain confidential treatment for such items and shall promptly advise the Company of Employee’s notice of any such requirement in order to permit the Company to obtain such confidential treatment on its own behalf.

6. No Solicitation of Customers or Employees; Restrictive Covenant. Employee acknowledges that the Company has invested and will continue to invest substantial time, effort and expense in acquiring and compiling its confidential, proprietary and trade secret information and in assembling its present staff of personnel. In order to protect the business value of the Company’s confidential, proprietary and trade secret information, during Employee’s employment with the Company and for twelve (12) months immediately following the termination of that employment with the Company, Employee agrees: (a) that all information regarding actual or prospective (i) partners of the Company (including but not limited to financiers, reinsurance companies, insurance companies, digital start-ups, research companies, academic institutions, and testing/processing companies) or (ii) customers of the Company, of which Employee learns during his employment with the Company, constitutes “Confidential Information” of the Company; (b) not to, directly or indirectly, induce or solicit any employees of the Company or its affiliates to leave their employment with the Company or any of its affiliates without the unanimous prior written consent of the Board. Each of the restrictive covenants set forth above are separate and severable covenants under this Section 6.

7. Termination. The initial term of this Agreement will begin on the date first written above and shall continue until the five-year anniversary of such date (“Initial Term”) and shall automatically renew for five year terms thereafter (“Renewal Terms”) (collectively the Initial Term and Renewal Terms referred to herein as “Employment Period”). Nevertheless, Employee’s employment under this Agreement may be earlier terminated in any of the followings ways: (a) by the Board or Employee by providing written notice no less than thirty (30) days prior to the completion of the Initial Term or a Renewal Term; (b) immediately and automatically upon Employee’s death; (c) by the Board, upon not less than fourteen (14) days prior written notice to Employee, as a result of Employee’s incapacity due to physical or mental illness or injury resulting in Employee’s absence from his full-time duties hereunder for four (4) consecutive months, subject to Employee’s right to cure during the 14-day period; (d) by the Board immediately for Cause; (e) by the Board upon not less than fourteen (14) days prior written notice to Employee for any reason or no reason; (f) by Employee immediately for Good Reason; or (g) by Employee upon not less than ninety (90) days prior written notice to the Company for any reason or no reason.

8. Effects of Termination. Following any termination of Employee’s employment under this Agreement, all compensation and benefits provided to Employee under this Agreement shall cease to accrue as of the date of such termination, except as set forth in the paragraphs below.

8.1 In the case of a termination arising under Section 7(b) from Employee’s death or under Section 7(c) from Employee’s incapacity, the Company shall pay to the estate of Employee an amount equal to Employee’s then current Base Salary through the balance of the Agreement, including any earned but unpaid annual compensation and continue the welfare benefit programs contemplated under Section 3.5 above, including paying all premiums for coverage for Employee’s dependent family members under all health, hospitalization, disability, dental, life and other insurance plans that the Company maintained at the time of Employee’s death.

8.2 In the case of a termination by the Board (i) under Section 7(a) from the Company without a Renewal Term; or (ii) under Section 7(e) from the Company’s termination without Cause; then, any rights under the Profits Interest Agreement or any subsequent equity agreements shall immediately vest as specified in those agreements, and Employee shall receive a severance equal to thirty-six (36) months of base salary.

8.3 In the case of a termination arising under Section 7(d) from the Company’s termination with Cause or under Section 7(g) from the resignation of the Employee, then (a) no severance or continued benefits shall be due to Employee.

9. Return of Company Property. All correspondence, reports, records, charts, advertising materials, designs, patents, business plans, financial statements, manuals, memoranda, lists, and other personal property of the Company or its affiliates and in the possession of Employee shall be and remain the property of the Company and its affiliates, as applicable. Any such documentation, information or property that is in the possession of Employee shall, at the request of Company, be delivered promptly to the Company upon termination of Employee’s employment.

10. Non-Competition.

10.1 In consideration of the various benefits provided by the Company to Employee under this Agreement, Employee agrees to be bound by the restrictive covenant set forth in this Section. Employee recognizes and acknowledges the competitive and proprietary nature of the Business. Accordingly, Employee agrees that, during the term of this Agreement, , Employee shall not, without the prior written consent of the Company (which the Company shall not unreasonably withhold or condition), for himself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, stockholder, lender, consultant, officer, director, employee, agent, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, or engage in or have any financial interest in, any enterprise engaging in a Business that competes with the Company.

11. Indemnification. If Employee is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than (i) an action directly by the Company against Employee, and other than (ii) a threatened, pending or completed suit or proceeding brought against Employee and/or the Company by a third- party and which obligates Employee to provide the Company indemnity under Section 13 below), by reason of or in connection with the fact that Employee is or was performing services for the Company under this Agreement, then the Company shall indemnify Employee against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith to the maximum extent permitted by applicable law. In the event that both Employee and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and Employee agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest preventing such counsel from representing Employee, Employee may engage separate counsel of his choosing and the Company shall pay all reasonable attorneys’ fees of such separate counsel. To the maximum extent permitted by law, Employee shall not be entitled to indemnification or expense advances under this Agreement in any case where he has exhibited gross negligence or willful misconduct, or performed criminal or fraudulent acts, or engaged in violations of federal securities laws; and the Company may withhold expense advances if it reasonably determines that Employee is not entitled to indemnification hereunder because of gross negligence, willful misconduct, the performance of criminal or fraudulent acts or the violation of federal securities laws.

12. Parachute Payments. If any payment or benefit (any “Payment”) Employee would receive from the Company pursuant to or in connection with a “Change in Control” as defined in the Treasury Regulations promulgated under Code §280G would (i) constitute a “parachute payment” within the meaning of Code §280G, and (ii) but for this sentence, be subject to the excise tax imposed by Code §4999 (the “Excise Tax”), then such Payment shall be adjusted to equal the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment (prior to adjustment) that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment (prior to adjustment), which, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment (than that calculated under clause (x) above) notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Employee elects, in writing, a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock options, if any; and reduction of employee benefits. In the event that acceleration of vesting of the stock options is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee’s stock options (i.e., the earliest granted stock option will be cancelled last) unless Employee elects, in writing, a different order for cancellation.

13. No Conflicting Agreements. Employee represents and warrants to the Company that the execution of this Agreement by Employee and Employee’s employment by the Company, and the performance of Employee’s duties hereunder, will not violate or breach any agreement with any former or existing employer, client, or any other person, firm or entity, to which agreement Employee is a party or by which agreement Employee is bound. Except as disclosed to the Board, Employee also represents and warrants that he is not affiliated in any manner (whether as a member, partner, manager, director, officer, employee or otherwise) with any person or non- affiliate entity that has any business relationship with the Company. Furthermore, Employee agrees to indemnify the Company from and against any and all losses, liabilities, damages and claims, including but not limited to reasonable attorneys’ fees and costs and expenses of investigation, arising from any third-party claim made against the Company and based upon or arising out of any non-competition or confidentiality agreement between or among Employee and any such third party.

14. Assignment; Binding Effect. Employee understands that the Company is employing him on the basis of his personal qualifications, experience and skills. Therefore, Employee agrees that he cannot delegate any portion of his obligations of performance under this Agreement. To the extent the Company provides staffing to assist Employee in carrying out his job responsibilities; the failure of such staff, or the failure to provide staff, cannot serve as a reason for inadequate job performance by Employee. Employee may also not assign any of his rights under this Agreement without the prior written consent of the Company, which consent may be conditioned or withheld in the sole and complete discretion of the Company. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, legal representatives, and permitted successors and assigns.

15. Complete Agreement. This Agreement is not a promise of future employment. Except as specifically provided herein, Employee has received no oral representations, and has no other understandings or agreements with the Company (oral or written) or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement, together with its exhibits and schedules, is the final, complete and exclusive statement and expression of the agreement between the Company and Employee pertaining to Employee’s employment. This written Agreement may not be later modified except in a writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between the Company and Employee.

16. Notices. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

If to the Company:	220 South Sixth Street, Suite 1200
Minneapolis, MN 55402 Attention: General Counsel

If to Employee:	Jon Sabes

Notice shall be deemed to be delivered four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service. Either party may change the address for notice by notifying the other party of such change in accordance with this Section.

17. Severability; Blue Pencil Doctrine. In the event that any one or more of the provisions of this Agreement or any application thereof, shall be found to be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions and any application thereof, shall not in any way be affected or impaired thereby. To the extent any provision of this Agreement is determined by an arbitrator or court of competent jurisdiction to be unenforceable, the arbitrator or court of competent jurisdiction shall reform any such provision to make it enforceable. The provisions of this Agreement shall, where possible, be interpreted so as to sustain their legality and enforceability.

18. Dispute Resolution.

18.1 To the greatest extent possible, the parties will endeavor to resolve any disputes relating to the Agreement through amicable negotiations. Failing an amicable settlement, any controversy, claim or dispute arising under or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach of this Agreement, will finally be settled by binding arbitration before a three person arbitration panel (the “Arbitration Tribunal”) which will be jointly appointed by the parties. The Arbitration Tribunal shall self- administer the arbitration proceedings utilizing the Commercial Rules of the American Arbitration Association (“AAA”); provided, however, the AAA shall not be involved in administration of the arbitration. The Arbitration Tribunal must consist of one retired judge of a state or federal court of the United States or a licensed lawyer with at least 15 years of corporate or commercial law experience.

18.2 The arbitration will be held in Minneapolis, Minnesota. Each party will have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrators. It is the intent of the parties that any arbitration will be concluded as quickly as reasonably practicable. Once commenced, the hearing on the disputed matters will be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators will use all reasonable efforts to issue the final written report containing the award or awards within a period of five (5) business days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this Section will not be a basis for challenging the award. The Arbitration Tribunal will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal. The Arbitration Tribunal shall award attorneys’ fees and other related costs payable by the losing party to the successful party as it deems equitable. This Agreement will be enforceable, however the Employee may appeal any arbitration award in any court of competent jurisdiction. Notwithstanding the foregoing, claims for injunctive relief for breaches of Sections 4, 5, 6, 9 and 10, and claims to enforce arbitration awards, may be brought in a state or federal court in the State of Minnesota.

19. Equitable Relief. Employee acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants contained in Sections 4, 5, 6, 9 and 10 of this Agreement, and that any such breach may cause the Company irreparable harm. Accordingly, the Company will be entitled to seek injunctive relief, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce the terms thereof, without the need to demonstrate irreparable harm or, to the extent permitted by applicable law, the need to post any bond. This right to injunctive relief will not, however, diminish any of the Company’s other legal rights under this Agreement or at law.

20. Governing Law; Jurisdiction and Venue. This Agreement shall in all respects be construed according to the laws of the State of Minnesota, notwithstanding the conflicts-of-law provisions of such state. Subject to the provisions of Section 18 above, any claims for injunctive relief arising under this Agreement, and any claims to enforce an earlier issued arbitration award, shall be exclusively decided by a state or federal court in the State of Minnesota. Employee hereby irrevocably waives his right, if any, to have any disputes between him and the Company arising out of or related to this Agreement decided in any jurisdiction or venue other than a state or federal court in the State of Minnesota. Furthermore, Employee hereby irrevocably (a) waives any objection that he might have now or hereafter to the foregoing jurisdiction and venue of any such proceeding, (b) submits to the exclusive jurisdiction of any such court set forth above in any such proceeding, and (c) waives any claim or defense of inconvenient forum.

21. Further Assurances. Each party shall, without further consideration, execute such additional documents as may be reasonably required in order to carry out the purposes and intents of this Agreement.

22. Interpretation. Employee has had a meaningful opportunity to work with legal counsel of his choosing and has either availed himself of such opportunity to his satisfaction or has independently determined not to seek such counsel. Furthermore, Employee has a meaningful opportunity to review and negotiate the terms and conditions of this Agreement. Since both parties have participated in the negotiation, drafting and finalization of their business relationship and documented such relationship in this Agreement, this Agreement will not be interpreted as though it has been drafted solely by the Company.

23. Waivers. No term or condition of this Agreement will be deemed to have been waived nor shall there be any estoppel to enforce any provision hereof, except by a written instrument executed by the party charged with waiver or estoppel. A party’s delay, waiver or failure to enforce any of the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of its rights hereunder with respect to other violations of this or any other agreement.

24. Counterparts and Delivery. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Counterpart signatures delivered by facsimile or other means of electronic transmission shall be valid and binding to the same as the delivery of original ink signatures.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

COMPANY:		EMPLOYEE:

FOXO BIOSCIENCE LLC		JON SABES

By:	/s/ Laurence Zipkin	/s/ Jon Sabes
Name: Laurence Zipkin		Name: Jon Sabes
Title: Director

Signature Page —

Exhibit A

Titles:	Chief Executive Officer of the Company (“CEO”)
Chairman of the Board of Directors of FOXO BioScience LLC (“Chairman”)

Summary:	The business of the Company is highly reliant on the founder (Jon Sabes/Employee) for his entrepreneurial vision of the business and the execution of its business plan. As a result, Employee provides a unique and valuable role as the Company’s Chief Executive Officer and Chairman.

Description:	Chief Executive Officer: The duties of the Chief Executive Officer will be to generally oversee and direct the strategy and activities of the Business of the Company for developing and implementing Company’s strategic plan; ensuring reporting on Company performance metrics, including compliance with operating budgets and annual business plans; and being informed of and meeting all legal and fiduciary responsibilities; or as otherwise directed by the Board.

Chairman: The duties of the Chairman will be to preside over the Board of Directors of FOXO BioScience LLC. In this role, the Chairman will be responsible for planning, presiding over, and facilitating Board and committee meetings; Board resolutions are carried out; and providing governance leadership.

Compensation

Base: $480,000 annually

Incentive:

●	Cash Bonus Compensation
o	The annual Cash Bonus Compensation of up to 50% of CEO’s Base Salary.
o	CEO shall be reviewed by the Compensation Committee of the Board on a semi-annual basis, which shall determine CEO’s Cash Bonus Compensation.
●	Profits Interest Equity Incentive Compensation:
o	10% Profits Interest as participation in the Company’s Equity Incentive Compensation Plan.
o	Additional Profits Interest Terms:
▪	The Committee, in its sole discretion, may annually vest some, or all of the available Profits Interests based upon the achievement of one or more of the strategic and/or operational goals.
▪	Daily vesting over a three-year period, provided all Profits Interests shall become fully vested immediately prior to a Change in Control or termination of employment by Company.
▪	Purchase Price $0
▪	Hurdle Distribution Rate $0
▪	Cashless exercise.

Life Insurance: Individual life insurance coverage of $20,000,000, with beneficiaries to be the Company and CEO’s spouse 50/50.

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